Exhibit 99.1

Investor Contact:	Corporate Contact:	Media Contact:
Doug Sherk / Mike Pollock	Steve Martin	Amber Winans
415-896-6820	858-795-7525	858-795-7584
jkirtland@evcgroup.com	IR@bakbone.com	amber.winans@bakbone.com

BakBone Software Reports Fourth Quarter and Full Year

Fiscal 2009 Financial Results

Fourth Quarter Bookings of $13.9 Million; Conference Call Today at 2:00 p.m. PT

SAN DIEGO, Calif. — June 23, 2009 — BakBone Software, Incorporated (OTCBB: BKBO), a leading provider of Universal Data Management solutions, today announced its financial results for the fourth quarter and full fiscal year ended March 31, 2009.

Fourth Quarter Fiscal 2009 Financial Highlights include:

GAAP Revenues	$14.4 million
Net Loss	$(0.9) million
Net Loss per Share	$(0.01)
Total Bookings	$13.9 million
Non-GAAP Operating Income[1]	$0.9 million

“Our fiscal fourth quarter financial results represented a solid finish to a very productive year for BakBone,” said Jim Johnson, president and CEO, BakBone. “We completed several long-standing corporate priorities, including bringing our financial filings current and working with Canadian regulators to lift the cease trade orders so that our Canadian shareholders can once again trade their shares. We continued to implement new product enhancements and features, which allowed the Company to finish the year with $57.7 million in bookings and to generate GAAP revenue growth of 10% for the fiscal year.

“Our team is working hard to capitalize on opportunities throughout the world for our core product lines as we execute our growth strategy. Our recent acquisitions are part of our overall goal to increase our product portfolio and our industry presence. The ColdSpark acquisition enables us to enter the rapidly growing enterprise message management market with a unique set of technologies that help customers manage and control their e-mail and messaging environments based upon pre-defined policies. Corporate e-mail continues to be the most used system in many companies, accounting for more than 50% of network traffic in many environments, and this creates numerous compliance and data security challenges that companies need to address when leveraging these systems. The technology acquired from Asempra expands our disk-based, real-time data protection capabilities for Microsoft Exchange, SQL Server and Windows file servers, and minimizes the amount of time customers spend on recovering lost data. We recently launched NetVault: FASTRecover, the BakBone solution based on certain technologies acquired from Asempra. Through these acquisitions and our emergence as a leader in Universal Data Management, we are expanding our market opportunities, and we expect to begin to demonstrate our growth potential in the latter part of this fiscal year. At this point, we currently expect to generate approximately $62 to $64 million in bookings for fiscal 2010,” concluded Johnson.

Financial Results

For the quarter ended March 31, 2009, total revenue, which consists of software revenue and maintenance and professional services revenue, increased 5% to $14.4 million from $13.7 million in the fourth quarter of fiscal year 2008. The operating loss was $0.3 million in the fourth quarter of fiscal year 2009 and included a $1.2 million charge for the negotiated settlement of an overpayment of royalties from an OEM customer. The adjusted non-GAAP operating income of $0.9 million in the fourth quarter of fiscal 2009 compares favorably to the $2.1 million operating loss in the fourth quarter of fiscal year 2008. The GAAP net loss totaled $0.9 million, or ($0.01) per share, in the fourth quarter of fiscal year 2009 compared with a net loss of $1.2 million or ($0.02) per share, in the fourth quarter of fiscal year 2008.

Cash provided from operating activities was $1.5 million in the fiscal year ended March 31, 2009, an improvement of $2.5 million from fiscal 2008. Total cash at March 31, 2009, totaled $8.7 million, an increase of approximately $0.9 million from December 31, 2008, relating primarily to the increase in operating income. The $1.2 million general and administrative expense charge related to the negotiated settlement is reflected at the net present value of the cash offsets due over the next three years from future customer royalty revenues.

For the fiscal year ended March 31, 2009, revenue totaled $56.0 million as compared with $50.9 million for the fiscal year ended March 31, 2008. Net loss totaled $5.5 million, or ($0.08) per share, for the fiscal year ended March 31, 2009, compared with a net loss of $8.1 million or ($0.13) per share, for the fiscal year ended March 31, 2008.

1 Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP operating income, may be considered non-GAAP financial measures. BakBone believes this information is useful to investors because it provides a basis for measuring BakBone’s available capital resources, the operating performance of BakBone’s business and BakBone’s cash flow, excluding the negotiated settlement of an overpayment of royalties from an OEM customer that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. BakBone’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating BakBone’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by BakBone may not be comparable to similarly titled amounts reported by other companies.

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Conference Call Information

The Company has scheduled a conference call for June 23, 2009 at 2:00 p.m. PT to discuss the results for the quarter ended March 31, 2009. The call will be hosted by Jim Johnson, CEO of BakBone and Steve Martin, CFO of BakBone.

To access the conference call, please dial 800-854-3238; internationally, dial 706-634-9547 (Passcode: 14172008). This call will also be webcast and can be accessed at www.bakbone.com by clicking on “Company Info” and then “Investor Relations.” The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About BakBone Software

BakBone Software is the leader in Universal Data Management. This provides a data-centric approach to integrating data protection, centralizing policy management and managing organizations’ messaging infrastructure to optimize performance, increase data availability and improve corporate compliance. Learn more about BakBone’s Universal Data Management vision at www.bakbone.com or email info@bakbone.com.

Safe Harbor

This press release contains forward-looking statements including, without limitation, statements regarding anticipated revenue growth and market developments that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. The potential risks and uncertainties may include, but are not limited to: risks that the anticipated benefits of the acquisitions will not be achieved; risks that the identified pipeline will not result in anticipated revenues and bookings; risks that the integrations will take longer, cost more or result in more management distraction than anticipated; risks that future resale of the shares issued in the acquisitions will have an adverse impact on the trading price of the BakBone common shares; the deteriorating economic and market conditions that could lead to reduced spending on information technology products; competition in our target markets; potential capital needs; management of future growth and expansion; the development, implementation and execution of the Company’s Universal Data Management strategic vision; risk of third-party claims of infringement; protection of proprietary information; customer acceptance of the Company’s existing and newly introduced products and fee structures; and the success of BakBone’s brand development efforts; risks associated with strategic alliances; reliance on distribution channels; product concentration; need to develop new and enhanced products; potential product defects; our ability to hire and retain qualified employees and key management personnel; and risks associated with changes in domestic and international market conditions and the entry into and development of international markets for the Company’s products. Our forward-looking statements should be considered in the context of these and other risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in our current report filed with the relevant Canadian securities regulators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made, other than as required under applicable securities laws.

BakBone®, BakBone Software®, NetVault®, Application Plugin Module™, BakBone logo®, Integrated Data Protection™, NetVault: SmartDisk™, Asempra®, FASTRecover, ColdSpark® and Spark Engine are all trademarks or registered trademarks of BakBone Software, Inc., in the United States and/or in other countries. All other brands, products or service names are or may be trademarks, registered trademarks or service marks of, and used to identify, products or services of their respective owners.

BAKBONE SOFTWARE INCORPORATED

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	Fiscal Period Ended
	(in thousands)
	March 31, 2009	March 31, 2008 Restated (1)
ASSETS
Current assets:
Cash and cash equivalents	$8,398	$9,496
Restricted cash	264	598
Accounts receivable, net	9,646	12,449
Prepaid and other assets	1,159	1,780

Total current assets	19,467	24,323
Property and equipment, net	2,713	3,523
Intangible assets, net	824	1,177
Goodwill	7,615	7,615
Other assets	939	1,167

Total assets	$31,558	$37,805

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$9,603	$10,100
Current portion of deferred revenue	44,081	44,890

Total current liabilities	53,684	54,990
Deferred revenue, excluding current portion	47,684	51,810
Other liabilities	1,337	1,876

Total liabilities	102,705	108,676

Shareholders’ deficit	(71,147)	(70,871)

Total liabilities and shareholders’ deficit	$31,558	$37,805

(1)	The Company has restated its consolidated financial statements for fiscal 2008, each of the quarters in fiscal 2008 and the first three quarters in fiscal 2009, in accordance with Staff Accounting Bulletin No. 108, Considering the Effect of Prior Year Misstatements When Quantifying Misstatements in the Current Year Financial Statements, to correct errors in such consolidated financial statements that would have a material effect on the financial statements for the three and twelve months ended March 31, 2009 if not corrected. The restatement adjustments also include the correction of errors in prior periods which were not initially corrected in their respective years based on materiality. The Company does not believe that these adjustments are material to any of the restated periods.

BAKBONE SOFTWARE INCORPORATED

Condensed Consolidated Statements of Operations

(unaudited, in thousands)

	Three months ended March 31,		Year ended March 31,
	2009	2008 Restated (1)	2009	2008 Restated (1)
Revenues, net	$14,414	$13,723	$56,020	$50,869
Cost of revenues	1,655	1,859	7,121	$6,776

Gross profit	12,759	11,864	48,899	44,093

Operating expenses:
Sales and marketing	6,226	7,272	27,010	28,511
Research and development	2,416	2,963	11,220	10,666
General and administrative	4,401	3,730	16,751	14,752

Total operating expenses	13,043	13,965	54,981	53,929

Operating loss	(284)	(2,101)	(6,082)	(9,836)
Realized gain on sale of available-for-sale securities	—	—	—	655
Other (expense) income	(492)	1,044	985	1,328

Loss before income taxes	(776)	(1,057)	(5,097)	(7,853)
Provision for income taxes	107	119	354	230

Net loss	$(883)	(1,176)	$(5,451)	(8,083)

Net loss per common share:
Basic and diluted	$(0.01)	$(0.02)	$(0.08)	$(0.13)

Weighted-average common shares outstanding:
Basic and diluted	64,610	64,542	64,615	64,542

BAKBONE SOFTWARE INCORPORATED

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Year ended March 31,
	2009	2008 Restated (1)
Cash flows from operating activities:
Net loss	$(5,451)	$(8,083)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,626	1,658
Stock-based compensation	260	1,741
Provisions for bad debt and returns	258
Operating expenses funded by financing arrangement	178	88
Gain on sale of available-for-sale securities	—	(655)
Loss on disposal of capital assets	20	22
Other changes in assets and liabilities	4,595	4,226

Net cash provided by (used in) operating activities	1,486	(1,003)

Cash flows from investing activities:
Proceeds from sale of available-for-sale securities	—	709
Capital expenditures	(836)	(989)
Release of restricted cash	227	—
Proceeds from sale of capital assets	—	12

Net cash used in investing activities	(609)	(268)

Cash flows from financing activities:
Payments on capital lease obligations	(239)	(369)
Payments on long-term debt obligations	(681)	(418)

Net cash used in financing activities	(920)	(787)

Effect of exchange rates on cash and cash equivalents	(1,055)	875

Net decrease in cash and cash equivalents	(1,098)	(1,183)
Cash and cash equivalents, beginning of period	9,496	10,679

Cash and cash equivalents, end of period	$8,398	$9,496

BAKBONE SOFTWARE INCORPORATED

Reconciliation of Bookings to U.S. GAAP Revenue (2)

(unaudited, in thousands)

	Three months ended March 31,		Year ended March 31,
	2009	2008	2009	2008
Revenues sourced from current period bookings:
Total bookings for the period	$13,894	$18,191	$57,738	$60,219
Bookings deferred into subsequent periods	(12,867)	(17,082)	(43,461)	(47,183)

Revenues from current period bookings	1,027	1,109	14,277	13,036
Revenues sourced from prior period bookings:	13,387	12,614	41,743	37,833

Total revenues recognized in the period	$14,414	$13,723	$56,020	$50,869

(2)	We define bookings as the gross dollars invoiced through the sale of software licenses, maintenance contracts and professional services. We utilize bookings information as an operations measure, but it is not intended to replace U.S. GAAP accounting. Under the ratable revenue recognition method, license bookings are recognized as revenue over the appropriate period (generally three to five years). In general, variations in revenues period-over-period are affected by the amortization of current and prior period license bookings. Accordingly, we believe that trends in current and historical bookings are key factors in analyzing our operating results.